EXHIBIT 99.1

Atrion Reports First Quarter Results

ALLEN, Texas, May 08, 2019 (GLOBE NEWSWIRE) -- Atrion Corporation (Nasdaq - ATRI) today announced revenues for the quarter ended March 31, 2019 were $41.6 million compared with $39.4 million in the same period in 2018. Net income in the current-year quarter totaled $9.4 million compared to $8.5 million in last year’s first quarter, with diluted earnings per share for the first quarter of 2019 at $5.07 compared to $4.57 in the first quarter of 2018.

Commenting on the Company’s results for the first quarter of 2019 compared to the same period last year, David A. Battat, President & CEO, said, “We are pleased with the 6% increase in revenues and the 11% increase in both net income and diluted earnings per share. These results were achieved despite an 18% decline in Ophthalmology revenues. The discontinuation of one Ophthalmology product resulted in a decline of over $500,000 in operating income from the prior-year quarter.” Mr. Battat continued, “Net income and diluted EPS were favorably impacted by the increase in revenues, as well as the appreciation in the mark-to-market valuation of our investment portfolio and tax credits for our international business, which accounted for 35% of our revenues for the quarter.” Mr. Battat added, “In the just-ended quarter, we continued to generate significant free cash flow, adding $6.8 million to our cash and short and long term investments and bringing that total to $96.3 million as of March 31, 2019.” Mr. Battat stated, “To support our longer term growth, we will be investing in additional manufacturing space for our Florida and Alabama facilities. The $40 million anticipated cost of these expansions, to be incurred over the next few years, will be in addition to our annual investments in machinery and tooling. Completion of these projects will significantly enhance our efficiency and add about 50% more manufacturing capacity.”

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding investments in additional manufacturing space, including the cost and the benefits to be derived therefrom. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; and the loss of, or any material reduction in sales to, any significant customers..  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$41,614	$39,401
Cost of goods sold	22,911	20,450
Gross profit	18,703	18,951
Operating expenses	7,666	7,585
Operating income	11,037	11,366

Interest and dividend income	582	313
Other investment income (loss)	211	(772)
Income before income taxes	11,830	10,907
Income tax provision	(2,392)	(2,420)
Net income	9,438	8,487

Income per basic share	$5.09	$4.58

Weighted average basic shares outstanding	1,853	1,852

Income per diluted share	$5.07	$4.57

Weighted average diluted shares outstanding	1,862	1,856

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	Mar. 31,	Dec. 31,
ASSETS	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$44,043	$58,753
Short-term investments	24,779	9,684
Total cash and short-term investments	68,822	68,437
Accounts receivable	21,240	17,014
Inventories	32,801	33,572
Prepaid expenses and other	1,803	3,242
Total current assets	124,666	122,265

Long-term investments	27,466	21,048

Property, plant and equipment, net	75,940	74,893
Other assets	12,946	13,010

	$241,018	$231,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	11,013	10,220
Line of credit	--	--
Other non-current liabilities	11,922	10,229
Stockholders’ equity	218,083	210,767

	$241,018	$231,216